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                                                                     Exhibit 5.1


                                 March 29, 2006

Emerson Radio Corp.
Nine Entin Road
Parsippany, New Jersey 07054


         Re: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), representing the offering and issuance to certain persons under the Emerson Radio Corp. 2004 Employee Stock Incentive Plan (the "Plan"), of an aggregate of up to 2,500,000 shares of your common stock, $.01 par value per share (the "Common Stock").

         We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plan will be, when sold, paid for and issued as contemplated by the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                      Very truly yours,


                                                      /s/ LOWENSTEIN SANDLER PC